Exhibit 99.2

AvalonBay Communities, Inc.

For Immediate News Release
July 21, 2005

AVALONBAY COMMUNITIES INC. ANNOUNCES
SECOND QUARTER 2005 OPERATING RESULTS

(Alexandria, VA) AvalonBay Communities, Inc. (NYSE/PCX: AVB) reported today that Net Income Available to Common Stockholders for the quarter ended June 30, 2005 was $54,736,000, resulting in Earnings per Share - diluted (“EPS”) of $0.74, compared to $0.46 for the comparable period of 2004, a per share increase of 60.9%. For the six months ended June 30, 2005, EPS was $1.65 compared to $0.79 for the comparable period of 2004, a per share increase of 108.9%. These increases are primarily attributable to higher recognized gains on asset sales during 2005 as compared to 2004.

Funds from Operations attributable to common stockholders - diluted (“FFO”) for the quarter ended June 30, 2005 was $72,325,000, or $0.97 per share compared to $60,450,000, or $0.83 per share for the comparable period of 2004, a per share increase of 16.9%. FFO per share for the six months ended June 30, 2005 increased by 19.1% to $1.93 from $1.62 for the comparable period of 2004. These increases are primarily attributable to contributions from newly developed and redeveloped communities and improved community operating results, and were further affected by the following non-routine items during the second quarter of 2005:

•	Gains on the sale of two land parcels in the aggregate amount of $4,617,000 or $0.06 per share; partially offset by
•	Accrual of costs related to various litigation matters in the amount of $1,500,000 or $0.02 per share.

Operating Results for the Quarter Ended June 30, 2005 Compared to the Prior Year Period

For the Company, including discontinued operations, total revenue increased by $9,195,000, or 5.6% to $172,929,000. For Established Communities, rental revenue increased 2.7%, comprised of an increase in rental rates of 2.2% and an increase in Economic Occupancy of 0.5%. As a result, total revenue for Established Communities increased $3,094,000 to $118,432,000, and operating expenses for Established Communities increased $1,146,000 or 3.2% to $37,469,000. Accordingly, Net Operating Income (“NOI”) for Established Communities increased by $1,948,000 or 2.5%, to $80,963,000.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities from the second quarter of 2004 to the second quarter of 2005:

2Q 05 Compared to 2Q 04

	Rental	Operating			% of
	Revenue	Expenses		NOI	NOI(1)
Northeast	2.5%	9.3	%(2)	(0.6%)	42.7%
Mid-Atlantic	1.9%	(0.9%)		3.1%	16.8%
Midwest	4.3%	(11.9	%)(2)	16.2%	2.3%
Pacific NW	3.2%	(5.5%)		8.6%	4.6%
No. California	2.0%	0.8%		2.6%	22.8%
So. California	5.9%	6.7%		5.7%	10.8%

Total	2.7%	3.2%		2.5%	100.0%

(1)	Total represents each region’s % of total NOI from the Company, including discontinued operations.
(2)	Variance in operating expenses is primarily due to the timing of successful property tax appeals in 2004 and 2005.

Sequential Operating Results for the Quarter Ended June 30, 2005 Compared to the Quarter Ended March 31, 2005

The following table reflects the sequential percentage changes in rental revenue, operating expenses and NOI for Established Communities from the first quarter to the second quarter of 2005:

2Q 05 Compared to 1Q 05

	Rental	Operating
	Revenue	Expenses	NOI
Northeast	1.5%	1.8%	1.4%
Mid-Atlantic	3.0%	5.1%	2.1%
Midwest	2.9%	(4.0%)	7.3%
Pacific NW	1.2%	2.8%	0.4%
No. California	1.0%	0.7%	1.1%
So. California	1.2%	3.8%	0.3%

Total	1.5%	2.0%	1.3%

Copyright © 2005 AvalonBay Communities, Inc. All Rights Reserved

Operating Results for the Six Months Ended June 30, 2005 Compared to the Prior Year Period

For the Company, including discontinued operations, total revenue increased by $19,733,000, or 6.1% to $342,931,000. For Established Communities, rental revenue increased 2.5%, comprised of an increase in rental rates of 1.6% and an increase in Economic Occupancy of 0.9%. As a result, total revenue for Established Communities increased $5,670,000 to $235,068,000, and operating expenses for Established Communities increased $981,000 or 1.3% to $74,211,000. Accordingly, NOI for Established Communities increased by $4,689,000 or 3.0%, to $160,857,000.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the six months ended June 30, 2005 as compared to the six months ended June 30, 2004:

YTD 2005 Compared to YTD 2004

	Rental	Operating		% of
	Revenue	Expenses	NOI	NOI (1)
Northeast	3.1%	4.0%	2.5%	41.9%
Mid-Atlantic	1.1%	(0.1%)	1.6%	16.8%
Midwest	3.3%	(8.1%)	11.4%	2.3%
Pacific NW	2.9%	(4.7%)	7.4%	4.8%
No. California	1.5%	0.3%	2.1%	23.1%
So. California	5.2%	4.7%	5.5%	11.1%

Total	2.5%	1.3%	3.0%	100.0%

(1)	Total represents each region’s % of total NOI from the Company, including discontinued operations.

Established Communities Operating Statistics

Market Rents, as determined by the Company, averaged $1,550 per home for the Established Community portfolio as a whole in the second quarter of 2005, increasing 3.1% as compared to average Market Rents for the second quarter of 2004 and increasing 1.0% over average Market Rents for the first quarter of 2005.

Economic Occupancy was 95.7% during the second quarter of 2005, increasing 0.5% as compared to the second quarter of 2004 and increasing 0.3% as compared to the first quarter of 2005.

Cash concessions are recognized on an accrual basis in accordance with Generally Accepted Accounting Principles (“GAAP”) and are amortized over the approximate lease term, which is generally one year.

The following table reflects the percentage changes in GAAP rental revenue and rental revenue with concessions on a cash basis for our Established Communities:

	2Q 05 vs 2Q 04	2Q 05 vs 1Q 05

GAAP rental revenue	2.7%	1.5%
Rental revenue (with concessions on a cash basis)	3.0%	0.5%

Concessions granted per move-in for Established Communities averaged $1,030 during the second quarter of 2005, an increase of 17.8% from $874 in the second quarter of 2004 and an increase of 7.5% from $958 in the first quarter of 2005.

Development Activity

The Company completed two development communities during the second quarter of 2005. Avalon Run East II, located in Central New Jersey, is a garden-style community containing 312 apartment homes and was completed for a Total Capital Cost of $52,200,000. Avalon Orange, located in the Fairfield-New Haven, CT area, is a garden-style community containing 168 apartment homes and was completed for a Total Capital Cost of $22,100,000.

The Company also completed the redevelopment of Avalon Towers, a 109 apartment home high-rise community located in the Long Island, NY area, for a Total Capital Cost of $21,200,000, of which $17,300,000 was incurred prior to redevelopment.

The Company commenced construction of two communities during the second quarter of 2005. Avalon Pines II is the second phase of a community already under construction in the Long Island, NY area, and Avalon Chestnut Hill is located in the greater Boston, MA area. These two communities are expected to contain an aggregate of 356 apartment homes when completed, for an aggregate Total Capital Cost of $87,200,000.

The Company acquired five parcels of land during the second quarter of 2005 to hold for future development, for an aggregate purchase price of $45,534,000. These parcels of land, if developed as expected, will contain 1,154 apartment homes for a Total Capital Cost of $297,000,000.

Copyright © 2005 AvalonBay Communities, Inc. All Rights Reserved

Disposition Activity

During the second quarter of 2005, the Company sold one community, Avalon Lake, located in the Fairfield-New Haven, CT area. This community, which was constructed by the Company and completed in 1999, contained 135 apartment homes and was sold for a sales price of $37,700,000. The sale of this community resulted in a gain as reported in accordance with GAAP of $22,647,000, an Economic Gain of $19,828,000 and an Unleveraged IRR of 22.0%. The buyer plans to continue to operate the asset as a rental community.

In addition, on July 1, 2005, the Company sold Avalon Crossing, located in the Washington, DC metro area. This community, which was constructed by the Company and completed in 1996, contained 132 apartment homes and was sold for a sales price of $44,500,000 to a condominium converter. The sale of this community resulted in a gain as reported in accordance with GAAP of approximately $33,400,000, an Economic Gain of approximately $29,900,000 and an Unleveraged IRR of 22.3%.

During the second quarter of 2005, the Company sold two land parcels, located in Seattle, WA and in the Oakland-East Bay, CA area, for an aggregate sales price of $23,000,000. The sale of these two land parcels resulted in an aggregate GAAP gain of $4,617,000 and an aggregate Economic Gain of $1,617,000.

Fund Activity

The following activity took place through AvalonBay Value Added Fund, L.P. (the “Fund”), the private, discretionary investment vehicle in which the Company holds a 15.2% equity interest:

•
Redevelopment commenced on Hobbits Grove, located in the Baltimore, MD area, and is expected to be completed for a Total Capital Cost to the Fund of $29,400,000 (of which $25,500,000 was incurred prior to redevelopment); and

•	Avalon at Poplar Creek, located in the Chicago, IL area, was acquired on July 1, 2005 for a purchase price of $24,950,000.

The Company’s pro rata share of the required capital investment for this acquisition and the incremental future redevelopment is $4,371,000.

Financing, Liquidity and Balance Sheet Statistics

As of June 30, 2005, the Company had $156,000,000 outstanding under its $500,000,000 unsecured credit facility. Leverage, calculated as total debt as a percentage of Total Market Capitalization, was 28.7% at June 30, 2005. Unencumbered NOI for 2005 was approximately 85% and Interest Coverage for the second quarter of 2005 was 3.0 times.

Outlook

As part of its initial outlook for 2005, the Company announced expected disposition activity in the range of $100,000,000 to $150,000,000 for 2005. As of the date of this release, the Company has sold in excess of $160,000,000 in operating assets. In addition, in response to strong demand for high-quality institutional apartment communities, particularly from condominium converters, the Company has increased the amount of planned dispositions for the full year 2005 by $375,000,000 to approximately $500,000,000.

Based on the change in its disposition plan, the Company has increased its range for projected EPS to $5.34 to $5.42 for the full year 2005. In addition, based on year-to-date results and expectations for the remainder of the year, the Company is increasing the mid-point of its Projected FFO per share range provided in January 2005 by $0.08 to a revised Projected FFO per share range of $3.65 to $3.73 for the full year 2005.

For the third quarter of 2005, the Company expects EPS in the range of $2.57 to $2.61. The Company expects Projected FFO per share for the third quarter of 2005 to increase as compared to the third quarter of 2004, but expects Projected FFO per share to decline sequentially as compared to the second quarter of 2005. The sequential decline is primarily due to the absence in the third quarter of gains on the sale of two land parcels recognized in the second quarter of 2005, as well as the sequentially higher operating expenses typically experienced in the third quarter as a result of seasonally high turnover. As such, the Company expects Projected FFO per share in the range of $0.86 to $0.90 for the third quarter of 2005.

Other Matters

The Company will hold a conference call on July 22, 2005 at 1:00 PM EDT to review and answer appropriate questions about these results and projections, the earnings release attachments described below and related matters. The domestic number to call to participate is 1-877-510-2397. The international number to call to participate is 1-706-634-5877. The domestic number to hear a replay of this call is 1-800-642-1687 and the international number to hear a replay of this call is 1-706-645-9291 - Access Code: 7220469.

A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an on-line playback of the webcast will be available for at least 30 days following the call.

Copyright © 2005 AvalonBay Communities, Inc. All Rights Reserved

The Company produces Earnings Release Attachments (the “Attachments”) that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company’s website and through e-mail distribution. The full earnings release including the Attachments is available at http://www.avalonbay.com/earnings. To receive future press releases via e-mail, please register through the Investor Relations section of the website at http://www.avalonbay.com/Template.cfm?Section=Subscribe. Some items referenced in the earnings release may require the Adobe Acrobat 6.0 Reader. If you do not have the Adobe Acrobat 6.0 Reader, you may download it at the following website address:
http://www.adobe.com/products/acrobat/readstep.html.

Definitions and Reconciliations

The following non-GAAP financial measures and other terms, as used in the text of this earnings release, are defined and further explained on Attachment 14, “Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms”:

•	FFO
•	Projected FFO
•	Established Communities
•	NOI
•	Market Rents
•	Economic Occupancy
•	Rental revenue with concessions on a cash basis
•	Total Capital Cost
•	Economic Gain
•	Unleveraged IRR
•	Leverage
•	Total Market Capitalization
•	Unencumbered NOI
•	Interest Coverage

About AvalonBay Communities, Inc.

As of June 30, 2005, AvalonBay owned or held an ownership interest in 150 apartment communities containing 43,071 apartment homes in ten states and the District of Columbia, of which 11 communities were under construction and four communities were under reconstruction. AvalonBay is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in high barrier-to-entry markets of the United States. More information on AvalonBay may be found on AvalonBay’s website at http://www.avalonbay.com. For additional information, please contact Bryce Blair, Chairman and Chief Executive Officer, at (703) 317-4652 or Thomas J. Sargeant, Chief Financial Officer, at (703) 317-4635.

Forward-Looking Statements

This release, including its Attachments, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these forward-looking statements by the Company’s use of words such as “expects,” “plans,” “estimates,” “projects,” “intends,” “believes” and similar expressions that do not relate to historical matters. Actual results may differ materially from those expressed or implied by the forward-looking statements as a result of risks and uncertainties, which include the following: changes in local employment conditions, demand for apartment homes, supply of competitive housing products, and other economic conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; increases in costs of materials, labor or other expenses may result in communities that we develop or redevelop failing to achieve expected profitability; delays in completing development, redevelopment and/or lease-up may result in increased financing and construction costs, and may delay and/or reduce the profitability of a community; debt and/or equity financing for development, redevelopment or acquisitions of communities may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; we may abandon development or redevelopment opportunities for which we have already incurred costs. Additional discussions of risks and uncertainties appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and the Company’s Quarterly Reports on Form 10-Q for subsequent quarters under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements.”

The Company does not undertake a duty to update forward-looking statements, including its expected operating results for the third quarter and full year 2005. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

Copyright © 2005 AvalonBay Communities, Inc. All Rights Reserved

SECOND QUARTER 2005

Supplemental Operating and Financial Data

Avalon Orange is a garden-style community located in Orange, Connecticut, a suburb of New Haven. The community is conveniently located, providing easy access to US Route 1, Interstate 95, the Merrit Parkway and the Metro-North Train.

Avalon Orange offers a variety of floor plans to meet the diverse needs of our residents. Apartment homes feature lofts with cathedral ceilings, bay windows, private balconies and designer kitchens. Residents of
Avalon Orange enjoy many community amenities including a fully equipped fitness center, heated swimming pool, resident lounge and a boardwalk over a wetland preserve.

Avalon at Orange has 168 homes and was completed for a Total Capital Cost of $22.1 million.

SECOND QUARTER 2005

Supplemental Operating and Financial Data

Table of Contents

Company Profile
Selected Operating and Other Information	Attachment 1
Detailed Operating Information	Attachment 2
Condensed Consolidated Balance Sheets	Attachment 3

Sub-Market Profile
Quarterly Revenue and Occupancy Changes (Established Communities)	Attachment 4
Sequential Quarterly Revenue and Occupancy Changes (Established Communities)	Attachment 5
Year-to-Date Revenue and Occupancy Changes (Established Communities)	Attachment 6

Development, Redevelopment, Acquisition and Disposition Profile
Summary of Development and Redevelopment Activity	Attachment 7
Development Communities	Attachment 8
Redevelopment Communities	Attachment 9
Summary of Development and Redevelopment Community Activity	Attachment 10
Future Development	Attachment 11
Unconsolidated Real Estate Investments	Attachment 12
Summary of Disposition Activity	Attachment 13

Definitions and Reconciliations
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms	Attachment 14

The following is a “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended. The projections and estimates contained in the following attachments are forward-looking statements that involve risks and uncertainties, and actual results may differ materially from those projected in such statements. Risks associated with the Company’s development, redevelopment, construction, and lease-up activities, which could impact the forward-looking statements made are discussed in the paragraph titled “Forward-Looking Statements” in the release to which these attachments relate. In particular, development opportunities may be abandoned; Total Capital Cost of a community may exceed original estimates, possibly making the community uneconomical and/or affecting projected returns; construction and lease-up may not be completed on schedule, resulting in increased debt service and construction costs; and other risks described in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and the Company’s Quarterly Reports on Form 10-Q for subsequent quarters.

Attachment 1

AvalonBay Communities, Inc.
Selected Operating and Other Information
June 30, 2005
(Dollars in thousands except per share data)
(unaudited)

SELECTED OPERATING INFORMATION

	Q2	Q2		YTD	YTD
	2005	2004	% Change	2005	2004	% Change
Net income available to common stockholders	$54,736	$32,859	66.6%	$122,171	$55,961	118.3%

Per common share — basic	$0.75	$0.46	63.0%	$1.68	$0.79	112.7%
Per common share — diluted	$0.74	$0.46	60.9%	$1.65	$0.79	108.9%

Funds from Operations	$72,325	$60,450	19.6%	$143,574	$117,829	21.8%
Per common share — diluted	$0.97	$0.83	16.9%	$1.93	$1.62	19.1%

Dividends declared — common	$52,029	$50,316	3.4%	$103,777	$100,343	3.4%
Per common share	$0.71	$0.70	1.4%	$1.42	$1.40	1.4%

Common shares outstanding	73,280,345	71,879,228	1.9%	73,280,345	71,879,228	1.9%
Outstanding operating partnership units	470,226	579,782	(18.9%)	470,226	579,782	(18.9%)

Total outstanding shares and units	73,750,571	72,459,010	1.8%	73,750,571	72,459,010	1.8%

Average shares outstanding — basic	72,786,719	71,409,668	1.9%	72,640,134	71,164,908	2.1%
Average operating partnership units outstanding	477,970	581,941	(17.9%)	487,913	594,850	(18.0%)
Effect of dilutive securities	1,324,547	1,045,875	26.6%	1,289,458	1,031,712	25.0%

Average shares outstanding — diluted	74,589,236	73,037,484	2.1%	74,417,505	72,791,470	2.2%

DEBT COMPOSITION AND MATURITIES

		% of Total	Average
		Market	Interest	Remaining
Debt Composition	Amount	Cap	Rate (1)	Maturities (2)

Conventional Debt				2005	$4,514
Long-term, fixed rate	$1,854,626	21.8%		2006	$158,074
Long-term, variable rate	81,460	1.0%		2007	$291,474
Variable rate credit facility				2008	$213,505
and short term notes	178,874	2.1%		2009	$232,063

Subtotal, Conventional	2,114,960	24.9%	6.3%

Tax-Exempt Debt
Long-term, fixed rate	196,587	2.3%
Long-term, variable rate	128,552	1.5%

Subtotal, Tax-Exempt	325,139	3.8%	5.6%

Total Debt	$2,440,099	28.7%	6.2%

(1)	Includes credit enhancement fees, facility fees, trustees’ fees, etc.

(2)	Excludes amounts under the $500,000 variable rate credit facility that, after all extensions, matures in 2008.

CAPITALIZED COSTS

			Non-Rev
	Cap	Cap	Capex
	Interest	Overhead	per Home
Q205	$6,036	$4,321	$214
Q105	$5,662	$5,981	$25
Q404	$5,231	$5,193	$104
Q304	$5,257	$4,051	$90

COMMUNITY INFORMATION

		Apartment
	Communities	Homes
Current Communities	139	40,478
Development Communities	11	2,593
Development Rights	46	12,216

Attachment 2

AvalonBay Communities, Inc.
Detailed Operating Information
June 30, 2005
(Dollars in thousands except per share data)
(unaudited)

	Q2	Q2		YTD	YTD
	2005	2004	% Change	2005	2004	% Change
Revenue:
Rental and other income	$170,514	$157,257	8.4%	$337,520	$309,318	9.1%
Management, development and other fees	1,363	157	768.2%	1,796	305	488.9%

Total	171,877	157,414	9.2%	339,316	309,623	9.6%

Operating expenses:
Direct property operating expenses, excluding property taxes	38,754	37,626	3.0%	76,867	74,487	3.2%
Property taxes	16,772	14,762	13.6%	33,461	29,991	11.6%
Property management and other indirect operating expenses	7,594	7,121	6.6%	14,722	13,694	7.5%
Investments and investment management (1)	1,171	1,711	(31.6%)	2,164	2,551	(15.2%)

Total	64,291	61,220	5.0%	127,214	120,723	5.4%

Interest income	270	36	650.0%	301	56	437.5%
Interest expense	(32,379)	(32,416)	(0.1%)	(64,533)	(64,610)	(0.1%)
General and administrative expense (2)	(6,262)	(4,486)	39.6%	(13,421)	(9,200)	45.9%
Joint venture income, minority interest and venture partner interest in profit-sharing (3)	(159)	(484)	(67.1%)	5,910	(464)	(1,373.7%)
Depreciation expense	(40,202)	(38,949)	3.2%	(81,168)	(77,295)	5.0%

Income from continuing operations before cumulative effect of change in accounting principle	28,854	19,895	45.0%	59,191	37,387	58.3%
Discontinued operations: (4)
Income from discontinued operations	793	2,764	(71.3%)	2,452	6,002	(59.1%)
Gain on sale of real estate assets (5)	27,264	12,375	120.3%	64,878	12,375	424.3%

Total discontinued operations	28,057	15,139	85.3%	67,330	18,377	266.4%

Income before cumulative effect of change in accounting principle (6)	56,911	35,034	62.4%	126,521	55,764	126.9%
Cumulative effect of change in accounting principle	—	—	—	—	4,547	(100.0%)

Net income	56,911	35,034	62.4%	126,521	60,311	109.8%
Dividends attributable to preferred stock	(2,175)	(2,175)	—	(4,350)	(4,350)	—%

Net income available to common stockholders	$54,736	$32,859	66.6%	$122,171	$55,961	118.3%

Net income per common share — basic	$0.75	$0.46	63.0%	$1.68	$0.79	112.7%

Net income per common share — diluted	$0.74	$0.46	60.9%	$1.65	$0.79	108.9%

(1)	Reflects costs incurred related to investment acquisition, investment management and abandoned pursuits.

(2)	Amounts for the periods ended June 30, 2005 include the accrual of $1,500 in costs related to various litigation matters.

(3)	Amount for the six months ended June 30, 2005 includes $6,252 related to gain on the acquisition of Rent.com by eBay.

(4)
Reflects net income for communities held for sale as of June 30, 2005 and communities sold during the period from January 1, 2004 through June 30, 2005. The following table details income from discontinued operations as of the periods shown:

	Q2	Q2	YTD	YTD
	2005	2004	2005	2004
Rental income	$1,052	$6,320	$3,615	$13,575
Operating and other expenses	(259)	(2,202)	(1,023)	(4,602)
Interest expense, net	—	(118)	—	(371)
Minority interest expense	—	(12)	—	(25)
Depreciation expense	—	(1,224)	(140)	(2,575)

Income from discontinued operations (7)	$793	$2,764	$2,452	$6,002

(5)	Amounts for the periods ended June 30, 2005 include gains on the sale of land in the amount of $4,617.

(6)
Operations for the periods ended June 30, 2004 include the operations of a community in which the Company held a variable interest. This community was consolidated as of January 1, 2004 as required by the Financial Accounting Standards Board (FASB) Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin (ARB) No. 51. On October 15, 2004, the community repaid its note payable to the Company, terminating the variable interest relationship.

(7)	NOI for discontinued operations totaled $793 and $2,592 for the three and six months ended June 30, 2005, respectively, of which $304 and $1,705, respectively, related to assets sold.

Attachment 3

AvalonBay Communities, Inc.
Condensed Consolidated Balance Sheets
Detailed Operating Information
(Dollars in thousands)
(unaudited)

	June 30,	December 31,
	2005	2004

Real estate	$5,392,210	$5,276,061
Less accumulated depreciation	(895,435)	(803,850)

Net operating real estate	4,496,775	4,472,211

Construction in progress, including land	196,833	173,291
Land held for development	211,119	166,751
Operating real estate assets held for sale, net	10,428	65,572

Total real estate, net	4,915,155	4,877,825

Cash and cash equivalents	2,877	1,526
Cash in escrow	14,545	13,075
Resident security deposits	27,493	23,478
Other assets (1)	154,636	152,377

Total assets	$5,114,706	$5,068,281

Unsecured senior notes	$1,809,150	$1,859,448
Unsecured facility	156,000	102,000
Notes payable	474,099	480,843
Resident security deposits	37,362	34,516
Liabilities related to assets held for sale	284	1,007
Other liabilities	185,147	183,651

Total liabilities	$2,662,042	$2,661,465

Minority interest	20,221	21,525

Stockholders’ equity	2,432,443	2,385,291

Total liabilities and stockholders’ equity	$5,114,706	$5,068,281

(1)	Other assets includes $95 and $482 relating to discontinued operations as of June 30, 2005 and December 31, 2004, respectively.

Attachment 4

AvalonBay Communities, Inc.
Quarterly Revenue and Occupancy Changes — Established Communities (1)
June 30, 2005

	Apartment
	Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000's)(3)
		Q2 05	Q2 04	% Change	Q2 05	Q2 04	% Change	Q2 05	Q2 04	% Change
Northeast
Boston, MA	2,177	$1,541	$1,519	1.4%	95.6%	94.9%	0.7%	$9,629	$9,434	2.1%
New York, NY	1,606	2,131	2,117	0.7%	96.5%	95.1%	1.4%	9,908	9,701	2.1%
Fairfield-New Haven, CT	1,384	1,762	1,764	(0.1%)	95.7%	94.0%	1.7%	6,999	6,889	1.6%
Northern New Jersey	1,182	2,258	2,157	4.7%	95.9%	94.4%	1.5%	7,678	7,227	6.2%
Long Island, NY	806	2,140	2,114	1.2%	97.2%	97.6%	(0.4%)	5,028	4,987	0.8%
Central New Jersey	502	1,613	1,584	1.8%	95.6%	96.4%	(0.8%)	2,323	2,299	1.0%

Northeast Average	7,657	1,883	1,856	1.5%	96.1%	95.1%	1.0%	41,565	40,537	2.5%

Mid-Atlantic
Washington, DC	3,721	1,441	1,402	2.8%	94.7%	95.6%	(0.9%)	15,239	14,957	1.9%
Baltimore, MD	526	1,151	1,127	2.1%	96.1%	96.2%	(0.1%)	1,745	1,711	2.0%

Mid-Atlantic Average	4,247	1,405	1,368	2.7%	94.9%	95.7%	(0.8%)	16,984	16,668	1.9%

Midwest
Chicago, IL	887	1,094	1,089	0.5%	96.1%	92.3%	3.8%	2,797	2,682	4.3%

Midwest Average	887	1,094	1,089	0.5%	96.1%	92.3%	3.8%	2,797	2,682	4.3%

Pacific Northwest
Seattle, WA	2,500	1,037	1,011	2.6%	94.9%	94.3%	0.6%	7,384	7,155	3.2%

Pacific Northwest Average	2,500	1,037	1,011	2.6%	94.9%	94.3%	0.6%	7,384	7,155	3.2%

Northern California
San Jose, CA	5,099	1,441	1,426	1.1%	95.7%	95.7%	0.0%	21,083	20,863	1.1%
San Francisco, CA	2,015	1,670	1,632	2.3%	96.2%	95.6%	0.6%	9,715	9,438	2.9%
Oakland-East Bay, CA	1,955	1,215	1,187	2.4%	95.6%	94.3%	1.3%	6,808	6,568	3.7%

Northern California Average	9,069	1,443	1,420	1.6%	95.8%	95.4%	0.4%	37,606	36,869	2.0%

Southern California
Orange County, CA	1,174	1,273	1,206	5.6%	96.3%	95.7%	0.6%	4,319	4,067	6.2%
San Diego, CA	1,058	1,348	1,284	5.0%	94.9%	95.0%	(0.1%)	4,063	3,872	4.9%
Los Angeles, CA	975	1,307	1,234	5.9%	95.1%	94.4%	0.7%	3,634	3,410	6.6%

Southern California Average	3,207	1,308	1,240	5.5%	95.5%	95.1%	0.4%	12,016	11,349	5.9%

Average/Total Established	27,567	$1,495	$1,463	2.2%	95.7%	95.2%	0.5%	$118,352	$115,260	2.7%

(1)	Established Communities are communities with stabilized operating expenses as of January 1, 2004 such that a comparison of 2004 to 2005 is meaningful. The number of Established Communities was adjusted during the second quarter of 2005 to reflect changes in the Company’s disposition program.

(2)	Reflects the effect of concessions amortized over the average lease term.

(3)	With concessions reflected on a cash basis, rental revenue from Established Communities increased 3.0% between years.

Attachment 5

AvalonBay Communities, Inc.
Sequential Quarterly Revenue and Occupancy Changes — Established Communities (1)
June 30, 2005

	Apartment
	Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000's)(3)
		Q2 05	Q1 05	% Change	Q2 05	Q1 05	% Change	Q2 05	Q1 05	% Change
Northeast
Boston, MA	2,177	$1,541	$1,538	0.2%	95.6%	95.5%	0.1%	$9,629	$9,599	0.3%
New York, NY	1,606	2,131	2,108	1.1%	96.5%	95.6%	0.9%	9,908	9,711	2.0%
Fairfield-New Haven, CT	1,384	1,762	1,736	1.5%	95.7%	95.5%	0.2%	6,999	6,881	1.7%
Northern New Jersey	1,182	2,258	2,200	2.6%	95.9%	96.8%	(0.9%)	7,678	7,549	1.7%
Long Island, NY	806	2,140	2,128	0.6%	97.2%	96.2%	1.0%	5,028	4,950	1.6%
Central New Jersey	502	1,613	1,597	1.0%	95.6%	94.3%	1.3%	2,323	2,268	2.4%

Northeast Average	7,657	1,883	1,861	1.2%	96.1%	95.8%	0.3%	41,565	40,958	1.5%

Mid-Atlantic
Washington, DC	3,721	1,441	1,407	2.4%	94.7%	94.3%	0.4%	15,239	14,806	2.9%
Baltimore, MD	526	1,151	1,133	1.6%	96.1%	94.6%	1.5%	1,745	1,690	3.3%

Mid-Atlantic Average	4,247	1,405	1,373	2.3%	94.9%	94.3%	0.6%	16,984	16,496	3.0%

Midwest
Chicago, IL	887	1,094	1,079	1.4%	96.1%	94.6%	1.5%	2,797	2,718	2.9%

Midwest Average	887	1,094	1,079	1.4%	96.1%	94.6%	1.5%	2,797	2,718	2.9%

Pacific Northwest
Seattle, WA	2,500	1,037	1,022	1.5%	94.9%	95.2%	(0.3%)	7,384	7,296	1.2%

Pacific Northwest Average	2,500	1,037	1,022	1.5%	94.9%	95.2%	(0.3%)	7,384	7,296	1.2%

Northern California
San Jose, CA	5,099	1,441	1,430	0.8%	95.7%	95.8%	(0.1%)	21,083	20,953	0.6%
San Francisco, CA	2,015	1,670	1,654	1.0%	96.2%	94.9%	1.3%	9,715	9,487	2.4%
Oakland-East Bay, CA	1,955	1,215	1,208	0.6%	95.6%	96.1%	(0.5%)	6,808	6,800	0.1%

Northern California Average	9,069	1,443	1,432	0.8%	95.8%	95.6%	0.2%	37,606	37,240	1.0%

Southern California
Orange County, CA	1,174	1,273	1,255	1.4%	96.3%	96.4%	(0.1%)	4,319	4,261	1.4%
San Diego, CA	1,058	1,348	1,331	1.3%	94.9%	94.8%	0.1%	4,063	4,002	1.5%
Los Angeles, CA	975	1,307	1,280	2.1%	95.1%	96.3%	(1.2%)	3,634	3,606	0.8%

Southern California Average	3,207	1,308	1,288	1.6%	95.5%	95.8%	(0.3%)	12,016	11,869	1.2%

Average/Total Established	27,567	$1,495	$1,478	1.2%	95.7%	95.4%	0.3%	$118,352	$116,577	1.5%

(1)	Established Communities are communities with stabilized operating expenses as of January 1, 2004 such that a comparison of 2004 to 2005 is meaningful. The number of Established Communities was adjusted during the second quarter of 2005 to reflect changes in the Company’s disposition program.

(2)	Reflects the effect of concessions amortized over the average lease term.

(3)	With concessions reflected on a cash basis, rental revenue from Established Communities increased 0.5% between quarters.

Attachment 6

AvalonBay Communities, Inc.
Year-to-Date Revenue and Occupancy Changes — Established Communities (1)
June 30, 2005

	Apartment
	Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000's)(3)
		YTD 05	YTD 04	% Change	YTD 05	YTD 04	% Change	YTD 05	YTD 04	% Change
Northeast
Boston, MA	2,177	$1,540	$1,528	0.8%	95.6%	94.8%	0.8%	$19,229	$18,934	1.6%
New York, NY	1,606	2,119	2,103	0.8%	96.1%	94.4%	1.7%	19,618	19,133	2.5%
Fairfield-New Haven, CT	1,384	1,749	1,767	(1.0%)	95.6%	91.5%	4.1%	13,880	13,457	3.1%
Northern New Jersey	1,182	2,228	2,163	3.0%	96.4%	92.7%	3.7%	15,227	14,265	6.7%
Long Island, NY	806	2,134	2,132	0.1%	96.7%	95.1%	1.6%	9,978	9,809	1.7%
Central New Jersey	502	1,605	1,579	1.6%	95.0%	94.1%	0.9%	4,590	4,478	2.5%

Northeast Average	7,657	1,872	1,854	1.0%	95.9%	93.8%	2.1%	82,522	80,076	3.1%

Mid-Atlantic
Washington, DC	3,721	1,424	1,397	1.9%	94.5%	95.3%	(0.8%)	30,045	29,708	1.1%
Baltimore, MD	526	1,142	1,126	1.4%	95.3%	96.2%	(0.9%)	3,436	3,420	0.5%

Mid-Atlantic Average	4,247	1,389	1,363	1.9%	94.6%	95.4%	(0.8%)	33,481	33,128	1.1%

Midwest
Chicago, IL	887	1,086	1,081	0.5%	95.4%	92.6%	2.8%	5,515	5,341	3.3%

Midwest Average	887	1,086	1,081	0.5%	95.4%	92.6%	2.8%	5,515	5,341	3.3%

Pacific Northwest
Seattle, WA	2,500	1,029	1,011	1.8%	95.1%	94.0%	1.1%	14,681	14,270	2.9%

Pacific Northwest Average	2,500	1,029	1,011	1.8%	95.1%	94.0%	1.1%	14,681	14,270	2.9%

Northern California
San Jose, CA	5,099	1,436	1,428	0.6%	95.7%	95.9%	(0.2%)	42,036	41,862	0.4%
San Francisco, CA	2,015	1,662	1,623	2.4%	95.5%	95.8%	(0.3%)	19,202	18,812	2.1%
Oakland-East Bay, CA	1,955	1,211	1,187	2.0%	95.8%	93.6%	2.2%	13,608	13,062	4.2%

Northern California Average	9,069	1,437	1,418	1.3%	95.7%	95.5%	0.2%	74,846	73,736	1.5%

Southern California
Orange County, CA	1,174	1,264	1,207	4.7%	96.4%	95.6%	0.8%	8,580	8,134	5.5%
San Diego, CA	1,058	1,339	1,280	4.6%	94.8%	95.0%	(0.2%)	8,065	7,725	4.4%
Los Angeles, CA	975	1,293	1,229	5.2%	95.7%	95.2%	0.5%	7,240	6,850	5.7%

Southern California Average	3,207	1,298	1,237	4.9%	95.6%	95.3%	0.3%	23,885	22,709	5.2%

Average/Total Established	27,567	$1,486	$1,463	1.6%	95.6%	94.7%	0.9%	$234,930	$229,260	2.5%

(1)	Established Communities are communities with stabilized operating expenses as of January 1, 2004 such that a comparison of 2004 to 2005 is meaningful. The number of Established Communities was adjusted during the second quarter of 2005 to reflect changes in the Company’s disposition program.

(2)	Reflects the effect of concessions amortized over the average lease term.

(3)	With concessions reflected on a cash basis, rental revenue from Established Communities increased 2.9% between years.

Attachment 7

AvalonBay Communities, Inc.
Summary of Development and Redevelopment Activity as of June 30, 2005

		Number	Number	Total
		of	of	Capital Cost (1)
		Communities	Homes	(millions)
Portfolio Additions:
2005 Annual Completions	(2)
Development		7	1,971	$410.0
Redevelopment	(3)	1	—	3.9

Total Additions		8	1,971	$413.9

2004 Annual Completions
Development		7	2,135	$363.7
Redevelopment		1	—	8.3

Total Additions		8	2,135	$372.0

Pipeline Activity:	(2)
Currently Under Construction
Development		11	2,593	$665.0
Redevelopment	(3)	4	—	43.9

Subtotal		15	2,593	$708.9

Planning
Development Rights		46	12,216	$2,762.0

Total Pipeline		61	14,809	$3,470.9

(1)	See Attachment #14 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)	Information represents projections and estimates.

(3)	Represents only cost of redevelopment activity, does not include original acquisition cost or number of apartment homes acquired.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the second quarter of 2005.

Attachment 8

AvalonBay Communities, Inc.
Development Communities as of June 30, 2005

		Percentage		Total	Schedule				Avg
		Ownership	# of	Capital					Rent			% Occ
		Upon	Apt	Cost (1)		Initial		Stabilized	Per	% Comp	% Leased	Physical	Economic
		Completion	Homes	(millions)	Start	Occupancy	Complete	Ops (1)	Home (1)	(2)	(3)	(4)	(1) (5)
									Inclusive of
									Concessions
									See Attachment #14
Under Construction:
1.	Avalon Chrystie Place I (6)	20%	361	$150.0	Q4 2003	Q2 2005	Q4 2005	Q2 2006	$3,140	48.5%	44.3%	18.0%	4.9%
	New York, NY
2.	Avalon Pines I	100%	298	$48.7	Q4 2003	Q4 2004	Q3 2005	Q1 2006	$1,785	96.6%	95.0%	82.9%	64.5%
	Coram, NY
3.	Avalon Danbury	100%	234	$35.6	Q1 2004	Q1 2005	Q4 2005	Q2 2006	$1,720	53.8%	50.0%	37.6%	14.4%
	Danbury, CT
4.	Avalon Del Rey (7)	30%	309	$70.0	Q2 2004	Q3 2005	Q1 2006	Q3 2006	$1,790	N/A	N/A	N/A	N/A
	Los Angeles, CA
5.	Avalon at Juanita Village (8)	—	211	$45.5	Q2 2004	Q2 2005	Q4 2005	Q2 2006	$1,385	41.7%	31.3%	30.3%	11.9%
	Kirkland, WA
6.	Avalon Camarillo	100%	249	$42.7	Q2 2004	Q4 2005	Q1 2006	Q3 2006	$1,630	N/A	N/A	N/A	N/A
	Camarillo, CA
7.	Avalon at Bedford Center	100%	139	$25.3	Q4 2004	Q4 2005	Q2 2006	Q4 2006	$1,900	N/A	N/A	N/A	N/A
	Bedford, MA
8.	Avalon Wilshire	100%	123	$42.0	Q1 2005	Q4 2006	Q1 2007	Q3 2007	$2,520	N/A	N/A	N/A	N/A
	Los Angeles, CA
9.	Avalon at Mission Bay North II (9)	25%	313	$118.0	Q1 2005	Q4 2006	Q2 2007	Q4 2007	$2,580	N/A	N/A	N/A	N/A
	San Francisco, CA
10.	Avalon Pines II	100%	152	$26.6	Q2 2005	Q2 2006	Q3 2006	Q1 2007	$1,885	N/A	N/A	N/A	N/A
	Coram, NY
11.	Avalon Chestnut Hill	100%	204	$60.6	Q2 2005	Q4 2006	Q1 2007	Q3 2007	$2,720	N/A	N/A	N/A	N/A
	Chestnut Hill, MA

	Subtotal/Weighted Average		2,593	$665.0					$2,135

Completed this Quarter:
1.	Avalon Run East II	100%	312	$52.2	Q2 2003	Q2 2004	Q2 2005	Q3 2005	$1,665	100.0%	99.7%	97.4%	88.8%
	Lawrenceville, NJ
2.	Avalon Orange	100%	168	$22.1	Q1 2004	Q4 2004	Q2 2005	Q4 2005	$1,475	100.0%	86.9%	83.9%	52.2%
	Orange, CT

	Subtotal/Weighted Average		480	$74.3					$1,600

	Total/Weighted Average		3,073	$739.3					$2,055

	Weighted Average Projected NOI as a % of Total Capital Cost (1) (10)			7.7%	Inclusive of Concessions — See Attachment #14

Non-Stabilized Development Communities: (11)			% Economic Occ (1) (5)
Prior Quarter Completions:

Avalon Milford I, Milford, CT	246	31.5

Avalon at The Pinehills I, Plymouth, MA	101	19.9

Avalon at Crane Brook, Danvers & Peabody, MA	387	55.9

Total	734	$107.3	85.8%

Asset Value, Non-Stabilized Development			Source

Capital Cost, Prior Quarter Completions		$107.3	Att. 8

Capital Cost, Current Completions		74.3	Att. 8

Capital Cost, Under Construction		456.5	Att. 8 (less JV partner share)

Less: Remaining to Invest, Under Construction

Total Remaining to Invest	588.8		Att. 10
Capital Cost, Projected Q3 2005 Starts	(407.4)		Att. 10 (Footnote 5)

		(181.4)

Total Asset Value, Non-Stabilized Development		$456.7

Q2 2005 Net Operating Income/(Deficit) for communities under construction and non-stabilized development communities was $3.1 million. See Attachment #14.

(1)	See Attachment #14 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)	Includes apartment homes for which construction has been completed and accepted by management as of July 15, 2005.

(3)	Includes apartment homes for which leases have been executed or non-refundable deposits have been paid as of July 15, 2005.

(4)	Physical occupancy based on apartment homes occupied as of July 15, 2005.

(5)	Represents Economic Occupancy for the second quarter of 2005.

(6)	The community is financed under a joint venture structure with third-party financing, in which the community is owned by a limited liability company managed by a wholly-owned subsidiary of the Company. The Company’s portion of the Total Capital Cost of this joint venture is projected to be $30.0 million including community-based tax-exempt debt.

(7)	The community is currently owned by a wholly-owned subsidiary of the Company, will be financed, in part or in whole, by a construction loan, and is subject to a joint venture agreement that allows for a joint venture partner to be admitted upon construction completion.

(8)	The community is being developed by a wholly-owned, taxable REIT subsidiary of the Company, and is subject to a venture agreement that provides for the transfer of 100% of the ownership interests upon completion.

(9)	The community is being developed under a joint venture structure and is expected to be financed in part by a construction loan. The Company’s portion of the Total Capital Cost of this joint venture is projected to be $29.5 million including community-based debt.

(10)	The Weighted Average calculation is based on the Company’s pro rata share of the Total Capital Cost for each community.

(11)	Represents Development Communities completed in the current quarter and prior quarters that had not achieved Stabilized Operations for the entire current quarter. Estimates are based on the Company’s pro rata share of the Total Capital Cost for each community.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the second quarter of 2005.

Attachment 9

AvalonBay Communities, Inc.
Redevelopment Communities (1) as of June 30, 2005

				Cost (millions)		Schedule				Avg	Number of Homes
			# of	Pre-	Total					Rent		Out of
		Percentage	Apt	Redevelopment	Capital				Restabilized	Per	Completed	Service
		Ownership	Homes	Capital Cost	Cost (2)(3)	Acquisition	Start	Complete	Ops (3)	Home (3)	to date	@ 6/30/05

										Inclusive of
										Concessions
									See Attachment #14
Under Redevelopment:

Stabilized Portfolio (4)

1.	Avalon at Prudential Center (5) Boston, MA	100%	781	$133.9	$160.0	Q3 1998	Q4 2000	Q2 2006	Q4 2006	$2,660	534	36

2.	Avalon at Fairway Hills III (6) Columbia, MD	100%	336	$23.3	$29.4	Q3 1996	Q4 2004	Q2 2006	Q4 2006	$1,340	146	26

	Subtotal		1,117	$157.2	$189.4					$2,265	680	62

Acquisitions (4)

1.	Avalon Lakeside (7) Wheaton, IL	15%	204	$14.5	$18.4	Q3 2004	Q4 2004	Q1 2006	Q3 2006	$950	105	20

2.	Hobbits Grove (8) Columbia, MD	15%	170	$25.5	$29.4	Q4 2004	Q2 2005	Q2 2006	Q4 2006	$1,425	29	19

	Subtotal		374	$40.0	$47.8					$1,165	134	39

Completed this Quarter:
1.	Avalon Towers Long Beach, NY	100%	109	$17.3	$21.2	Q3 1995	Q3 2004	Q2 2005	Q2 2005	$3,335	—	—

	Total/Weighted Average		1,600	$214.5	$258.4					$2,080	814	101

	Weighted Average Projected NOI as a % of Total Capital Cost (3)				9.8%	Inclusive of Concessions — See Attachment #14

(1)	Redevelopment Communities are communities for which redevelopment costs are expected to exceed 10% of the original acquisition cost or $5.0 million.

(2)	Inclusive of acquisition cost.

(3)	See Attachment #14 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(4)	Stabilized Portfolio Redevelopment Communities have been held for one year or more and have achieved Stabilized Operations before beginning redevelopment. Acquired redevelopments are those communities that begin redevelopment within one year of acquisition.

(5)	In Q2 2003, the scope of this redevelopment was changed to include a roof replacement and other apartment renovations, increasing the redevelopment budget to $22.2 million from $20.6 million. In Q4 2003, the scope of this redevelopment was extended to include renovations on all remaining apartments, increasing the redevelopment budget to $26.1 million.

(6)	This is one of two communities that previously comprised Avalon at Fairway Hills II. In connection with the beginning of its renovation, this community will now be reported separately as Phase III.

(7)	This community was acquired in Q3 2004 and was transferred to a subsidiary of the Company’s Investment Management Fund (the “IM Fund”) in Q1 2005, reducing the Company’s indirect equity interest in the community to 15%. This community was formerly known as Briarcliffe Lakeside.

(8)	This community was acquired in Q4 2004 and was transferred to a subsidiary of the Company’s IM Fund in Q1 2005, reducing the Company’s indirect equity interest in the community to 15%.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the second quarter of 2005.

Attachment 10

AvalonBay Communities, Inc.
Summary of Development and Redevelopment Community Activity (1) as of June 30, 2005
($ in Thousands)

DEVELOPMENT (2)

	Apt Homes	Total Capital	Cost of Homes		Construction in
	Completed &	Cost Invested	Completed &	Remaining to	Progress at
	Occupied	During Period (3)	Occupied (4)	Invest (5)	Period End (6)

Total - 2003 Actual	1,781	$304,470	$335,364	$325,139	$240,137

2004 Actual:
Quarter 1	345	$69,258	$61,978	$366,959	$265,154
Quarter 2	771	111,146	130,022	254,300	296,509
Quarter 3	655	53,935	108,786	332,144	264,259
Quarter 4	410	67,845	67,515	287,812	266,548

Total - 2004 Actual	2,181	$302,184	$368,301

2005 Projected:
Quarter 1 (Actual)	259	$60,827	$42,234	$286,946	$294,379
Quarter 2 (Actual)	473	72,327	75,121	588,802	315,720
Quarter 3 (Projected)	420	148,093	62,000	445,143	292,603
Quarter 4 (Projected)	351	67,666	57,801	377,476	292,046

Total - 2005 Projected	1,503	$348,913	$237,156

REDEVELOPMENT

		Total Capital		Reconstruction in
	Avg Homes	Cost Invested	Remaining to	Progress at
	Out of Service	During Period (3)	Invest (5)	Period End (6)

Total - 2003 Actual		$8,009	$5,660	$13,046

2004 Actual:
Quarter 1	30	$677	$4,362	$29
Quarter 2	31	887	7,444	—
Quarter 3	38	497	7,132	865
Quarter 4	44	1,483	15,710	2,140

Total - 2004 Actual		$3,544

2005 Projected:
Quarter 1 (Actual)	80	$2,878	$9,938	$5,963
Quarter 2 (Actual)	98	2,536	7,301	14,236
Quarter 3 (Projected)	116	2,525	14,344	18,385
Quarter 4 (Projected)	102	3,002	11,342	14,998

Total - 2005 Projected		$10,941

(1)	Data is presented for all communities currently under construction or reconstruction and those communities for which construction or reconstruction is expected to begin within the next 90 days.

(2)	Projected periods include data for consolidated joint ventures at 100%. The offset for joint venture partners’ participation is reflected as minority interest.

(3)	Represents Total Capital Cost incurred or expected to be incurred during the quarter, year or in total. See Attachment #14 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(4)	Represents Total Capital Cost incurred in all quarters of apartment homes completed and occupied during the quarter. Calculated by dividing Total Capital Cost for each Development Community by number of homes for the community, multiplied by the number of homes completed and occupied during the quarter.

(5)	Represents projected Total Capital Cost remaining to invest on communities currently under construction or reconstruction and those for which construction or reconstruction is expected to begin within the next 90 days. Remaining to invest for Q2 2005 includes $407.4 million attributed to five anticipated Q3 2005 development starts and $9.6 million related to one anticipated Q3 2005 redevelopment. Remaining to Invest also includes $5.8 million attributed to Avalon Chrystie Place I and $24.2 million attributed to Avalon at Mission Bay North II. The Company’s portion of the Total Capital Cost of these joint ventures is projected to be $30.0 million and $29.5 million, respectively, including community-based tax-exempt and construction debt.

(6)	Represents period end balance of construction or reconstruction costs. Amount for Q2 2005 includes $133.1 million related to two unconsolidated joint ventures and two unconsolidated investments in the IM Fund, and is reflected in other assets for financial reporting purposes.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the second quarter of 2005.

Attachment 11

AvalonBay Communities, Inc.
Future Development as of June 30, 2005

DEVELOPMENT RIGHTS

			Estimated	Total
			Number	Capital Cost (1)
Location of Development Right			of Homes	(millions)
1.	Rockville, MD Phase II	(2)	196	$30
2.	Lyndhurst, NJ	(2)	328	81
3.	Long Island City, NY Phase II		602	176
4.	New York, NY Phase II	(2)	205	98
5.	Shrewsbury, MA		251	40
6.	Dublin, CA Phase I	(2)	305	76
7.	Danvers, MA		428	80
8.	Glen Cove, NY	(2)	111	37
9.	New Rochelle, NY Phase II		588	165
10.	Encino, CA	(2)	131	51
11.	Woburn, MA		446	84
12.	Wilton, CT	(2)	100	24
13.	Bellevue, WA		368	81
14.	Shelton, CT II		171	34
15.	Canoga Park, CA		209	47
16.	New York, NY Phase III	(2)	96	56
17.	Kirkland, WA Phase II	(2)	173	48
18.	Union City, CA Phase I	(2)	230	58
19.	Union City, CA Phase II	(2)	209	54
20.	Hingham, MA		236	44
21.	Irvine, CA		290	63
22.	Lexington, MA		387	76
23.	Norwalk, CT		312	63
24.	Cohasset, MA		200	38
25.	White Plains, NY		407	138
26.	Andover, MA	(2)	115	21
27.	Quincy, MA	(2)	146	24
28.	Plymouth, MA Phase II		69	13
29.	Tinton Falls, NJ		298	51
30.	West Haven, CT		170	23
31.	Greenburgh, NY Phase II		444	112
32.	Sharon, MA		156	26
33.	Oyster Bay, NY		273	69
34.	Dublin, CA Phase II		200	52
35.	Dublin, CA Phase III		205	53
36.	Milford, CT	(2)	284	45
37.	Wheaton, MD	(2)	320	56
38.	Alexandria, VA	(2)	282	56
39.	Stratford, CT	(2)	146	23
40.	Plainview, NY		220	47
41.	Yaphank, NY	(2)	298	57
42.	Camarillo, CA		376	55
43.	Gaithersburg, MD		254	41
44.	Shelton, CT		302	49
45.	Tysons Corner, VA	(2)	439	101
46.	Rockville, MD	(2)	240	46

	Total		12,216	$2,762

(1)	See Attachment #14 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)	Company owns land, but construction has not yet begun.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the second quarter of 2005.

Attachment 12

AvalonBay Communities, Inc.
Unconsolidated Real Estate Investments (1) as of June 30, 2005

			AVB					AVB's
		# of	Book	Outstanding Debt				Economic
Unconsolidated	Percentage	Apt	Value			Interest	Maturity	Share
Joint Ventures	Ownership	Homes	Investment (2)	Amount	Type	Rate	Date	of Debt
AvalonBay Value Added Fund, LP
1. Avalon at Redondo Beach Los Angeles, CA	N/A	105	N/A	$16,765	Fixed	4.84%	Oct 2011	$2,540
2. Avalon Lakeside Chicago, IL	N/A	204	N/A	8,037	Fixed	6.90%	Feb 2028 (3)	1,218
3. Hobbits Grove Baltimore, MD	N/A	170	N/A	16,575	Fixed	5.25%	Apr 2012	2,511
4. Ravenswood at the Park Seattle, WA	N/A	400	N/A	31,500	Fixed	4.96%	Jul 2012	4,772
Fund corporate debt (4)	N/A	N/A	N/A	29,300	Variable	4.08%	Jan 2008	4,439

	15.2%	879	$27,106	$102,177				$15,480

Other Operating Joint Ventures
1. Avalon Run Lawrenceville, NJ	(5)	426	$1,567	$—	N/A	N/A	N/A	$—
2. Avalon Grove Stamford, CT	(6)	402	8,872	—	N/A	N/A	N/A	—
3. Avalon Bedford Stamford, CT	25.0%	388	13,024	22,500	Fixed	6.55%	Nov 2005	5,625

		1,216	$23,463	$22,500				$5,625

Other Development Joint Ventures
1. Avalon Chrystie Place I New York, NY	20.0%	361	$29,764	$117,000	Variable	2.27%	Nov 2036	$23,400
2. Mission Bay North II San Francisco, CA	25.0%	313	5,843	—	N/A	N/A	N/A	—

		674	$35,607	$117,000				$23,400

		2,769	$86,176	$241,677				$44,505

(1)	Schedule does not include two communities (Avalon at Juanita Village and Avalon Del Rey) that are being developed under joint venture arrangements, but are currently wholly-owned and therefore consolidated for financial reporting purposes.

(2)	These unconsolidated real estate investments are accounted for under the equity method of accounting. AVB Book Value Investment represents the Company’s recorded equity investment plus the Company’s pro rata share of outstanding debt.

(3)	Debt can be prepaid after February 2008 without penalty.

(4)	Amounts are outstanding under the Fund's permanent credit facility. Interest rate shown represents interest rate on outstanding borrowings with LIBOR based interest.

(5)	After the venture makes certain distributions to the third-party partner, the Company will generally be entitled to receive 40% of all operating cash flow distributions and 49% of all residual cash flow following a sale.

(6)	After the venture makes certain distributions to the third-party partner, the Company generally receives 50% of all further distributions.

Attachment 13

AvalonBay Communities, Inc.
Summary of Disposition Activity as of June 30, 2005
(Dollars in thousands)

	Weighted			Accumulated		Weighted Average	Weighted
Number of	Average	Gross Sales		Depreciation	Economic	Initial Year	Average
Communities Sold	Holding Period	Price	GAAP Gain	and Other	Gain (1)	Mkt. Cap Rate (1)	Unleveraged IRR (1)
1998: 9 Communities		$170,312	$25,270	$23,438	$1,832	8.1%	16.2%

1999: 16 Communities		$317,712	$47,093	$27,150	$19,943	8.3%	12.1%

2000: 8 Communities		$160,085	$40,779	$6,262	$34,517	7.9%	15.3%

2001: 7 Communities		$241,130	$62,852	$21,623	$41,229	8.0%	14.3%

2002: 1 Community		$80,100	$48,893	$7,462	$41,431	5.4%	20.1%

2003: 12 Communities, 1 Land Parcel (2)		$460,600	$184,438	$52,613	$131,825	6.3%	15.3%

2004: 5 Communities, 1 Land Parcel		$250,977	$122,425	$19,320	$103,105	4.8%	16.8%

2005: 3 Communities, 2 Land Parcels (3)		$139,950	$64,878	$(1,321)	$66,199	3.9%	20.0%

1998 - 2005 Total	5.5	$1,820,866	$596,628	$156,547	$440,081	6.8%	15.4%

(1)	See Attachment #14 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms. For purposes of this attachment, land sales are not included in the Weighted Average Initial Year Market Cap Rate or the Weighted Average Unleveraged IRR.

(2)	2003 GAAP gain, for purposes of this attachment, includes $23,448 related to the sale of a community in which the Company held a 50% membership interest.

(3)	2005 GAAP gain includes the recovery of an impairment loss in the amount of $3,000 recorded in 2002 related to one of the land parcels sold in 2005. This loss was recorded to reflect the land at fair value based on its entitlement status at the time it was determined planned for disposition.

Attachment 14

AvalonBay Communities, Inc.
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms

This release, including its attachments, contains certain non-GAAP financial measures and other terms. The definition and calculation of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. The non-GAAP financial measures referred to below should not be considered an alternative to net income as an indication of our performance. In addition, these non-GAAP financial measures do not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered as an alternative measure of liquidity or as indicative of cash available to fund cash needs.

FFO is determined based on a definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). FFO is calculated by the Company as net income or loss computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, extraordinary gains or losses (as defined by GAAP), cumulative effect of a change in accounting principle and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures. Management generally considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies. A reconciliation of FFO to net income is as follows (dollars in thousands):

	Q2	Q2	YTD	YTD
	2005	2004	2005	2004
Net income	$56,911	$35,034	$126,521	$60,311
Dividends attributable to preferred stock	(2,175)	(2,175)	(4,350)	(4,350)
Depreciation — real estate assets, including discontinued operations and joint venture adjustments	39,933	39,054	80,884	77,551
Minority interest, including discontinued operations	303	912	780	1,239
Cumulative effect of change in accounting principle	—	—	—	(4,547)
Gain on sale of operating communities	(22,647)	(12,375)	(60,261)	(12,375)

FFO attributable to common stockholders	$72,325	$60,450	$143,574	$117,829

Average shares outstanding — diluted	74,589,236	73,037,484	74,417,505	72,791,470

EPS — diluted	$0.74	$0.46	$1.65	$0.79

FFO per common share — diluted	$0.97	$0.83	$1.93	$1.62

Projected FFO, as provided within this release in the Company’s outlook, is calculated on a consistent basis as historical FFO, and is therefore considered to be an appropriate supplemental measure to projected net income of projected operating performance. A reconciliation of the range provided for Projected FFO per share (diluted) for the third quarter and full year 2005 to the range provided for projected EPS (diluted) is as follows:

	Low	High
	range	range
Projected EPS (diluted) — Q3 05	$2.57	$2.61
Projected depreciation (real estate related)	0.51	0.55
Projected gain on sale of operating communities	(2.22)	(2.26)

Projected FFO per share (diluted) — Q3 05	$0.86	$0.90

Projected EPS (diluted) — Full Year 2005	$5.34	$5.42
Projected depreciation (real estate related)	2.12	2.20
Projected gain on sale of operating communities	(3.81)	(3.89)

Projected FFO per share (diluted) — Full Year 2005	$3.65	$3.73

Attachment 14 (continued)

Established Communities are identified by the Company as communities where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had Stabilized Operations, as defined below, as of the beginning of the prior year. Therefore, for 2005, Established Communities are communities that have Stabilized Operations as of January 1, 2004 and are not conducting or planning to conduct substantial redevelopment activities within the current year. Established Communities do not include communities that are currently held for sale or planned for disposition during the current year. During the second quarter of 2005, the Company changed the classification of certain communities to reflect changes in the Company’s disposition program. All amounts for Established Communities have been adjusted from amounts previously reported to reflect this new classification.

NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excludes corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, investments and investment management, interest income and expense, general and administrative expense, joint venture income, minority interest and venture partner interest in profit-sharing, depreciation expense, gain on sale of real estate assets, cumulative effect of change in accounting principle and income from discontinued operations. The Company considers NOI to be an appropriate supplemental measure to net income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of any corporate-level property management overhead or general and administrative costs. This is more reflective of the operating performance of a community, and allows for an easier comparison of the operating performance of single assets or groups of assets. In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

A reconciliation of NOI (from continuing operations) to net income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

	Q2	Q2	Q1	YTD	YTD
	2005	2004	2005	2005	2004
Net income	$56,911	$35,034	$69,610	$126,521	$60,311
Property management and other indirect operating expenses	7,594	7,121	7,129	14,722	13,694
Corporate-level other income	(1,441)	(206)	(613)	(2,054)	(747)
Investments and investment management	1,171	1,711	992	2,164	2,551
Interest income	(270)	(36)	(31)	(301)	(56)
Interest expense	32,379	32,416	32,153	64,533	64,610
General and administrative expense	6,262	4,486	7,159	13,421	9,200
Joint venture income, minority interest and venture partner interest in profit-sharing	159	484	(6,070)	(5,910)	464
Depreciation expense	40,202	38,949	40,966	81,168	77,295
Cumulative effect of change in accounting principle	—	—	—	—	(4,547)
Gain on sale of real estate assets	(27,264)	(12,375)	(37,613)	(64,878)	(12,375)
Income from discontinued operations	(793)	(2,764)	(1,659)	(2,452)	(6,002)

NOI from continuing operations	$114,910	$104,820	$112,023	$226,934	$204,398

Established:
Northeast	$27,742	$27,901	$27,368	$55,110	$53,747
Mid-Atlantic	11,974	11,614	11,729	23,702	23,335
Midwest	1,798	1,547	1,677	3,475	3,120
Pacific NW	4,812	4,431	4,795	9,608	8,943
No. California	25,964	25,317	25,680	51,644	50,601
So. California	8,673	8,205	8,645	17,318	16,422

Total Established	80,963	79,015	79,894	160,857	156,168

Other Stabilized	16,042	14,417	14,765	30,808	26,483
Development/Redevelopment	17,905	11,388	17,364	35,269	21,747

NOI from continuing operations	$114,910	$104,820	$112,023	$226,934	$204,398

Attachment 14 (continued)

NOI as reported by the Company does not include the operating results from discontinued operations (i.e., assets sold or held for sale as of June 30, 2005). A reconciliation of NOI from communities sold or held for sale to net income for these communities for the second quarter of 2005 is as follows (dollars in thousands):

	Q2	Q2	YTD	YTD
	2005	2004	2005	2004
Income from discontinued operations	$793	$2,764	$2,452	$6,002
Interest expense, net	—	118	—	371
Minority interest expense	—	12	—	25
Depreciation expense	—	1,224	140	2,575

NOI from discontinued operations	$793	$4,118	$2,592	$8,973

NOI from assets sold	$304	$3,720	$1,705	$8,194
NOI from assets held for sale	489	398	887	779

NOI from discontinued operations	$793	$4,118	$2,592	$8,973

Projected NOI, as used within this release for certain Development and Redevelopment Communities and in calculating the Initial Year Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses. For Development and Redevelopment Communities, Projected NOI is calculated based on the first year of Stabilized Operations, as defined below, following the completion of construction. In calculating the Initial Year Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation. Projected stabilized rental revenue represents management’s estimate of projected gross potential (based on leased rents for occupied homes and Market Rents, as defined below, for vacant homes) minus projected economic vacancy and adjusted for concessions. Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs. The weighted average Projected NOI as a percentage of Total Capital Cost is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.

In this release the Company has not given a projection of NOI on a company-wide basis. Management believes that Projected NOI of the development and redevelopment communities, on an aggregated weighted average basis, assists investors in understanding management’s estimate of the likely impact on operations of the Development and Redevelopment Communities (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense) when they are complete and achieve stabilized occupancy. Given the different dates and fiscal years at which stabilization is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development or redevelopment is complex, impractical to develop, and of uncertain meaningfulness. Projected NOI of these communities is not a projection of the Company’s financial performance or cash flow. There can be no assurance that the communities under development or redevelopment will achieve the Projected NOI used in the calculation of weighted average Projected NOI to Total Capital Cost.

Market Rents as reported by the Company are based on the current market rates set by the managers of the Company’s communities based on their experience in renting their communities’ apartments and publicly available market data. Trends in market rents for a region as reported by others could vary. Market Rents for a period are based on the average Market Rents during that period and do not reflect any impact for cash concessions.

Economic Occupancy is defined as total possible revenue less vacancy loss as a percentage of total possible revenue. Total possible revenue is determined by valuing occupied units at contract rates and vacant units at Market Rents. Vacancy loss is determined by valuing vacant units at current Market Rents. By measuring vacant apartments at their Market Rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.

Attachment 14 (continued)

Rental revenue with concessions on a cash basis is considered by the Company to be a supplemental measure to rental revenue in conformity with GAAP in helping investors to evaluate the impact of both current and historical concessions on GAAP based rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, rental revenue (with concessions on a cash basis) allows an investor to understand the historical trend in cash concessions, which is an indicator of current rental market conditions. A reconciliation of rental revenue from Established Communities in conformity with GAAP to rental revenue (with concessions on a cash basis) is as follows (dollars in thousands):

	Q2	Q2	Q1	YTD	YTD
	2005	2004	2005	2005	2004
Rental revenue (GAAP basis)	$118,352	$115,260	$116,577	$234,930	$229,260
Concessions amortized	4,445	4,825	4,661	9,106	9,451
Concessions granted	(4,254)	(5,042)	(3,233)	(7,488)	(8,938)

Rental revenue (with concessions on a cash basis)	$118,543	$115,043	$118,005	$236,548	$229,773

% change — GAAP revenue		2.7%	1.5%		2.5%
% change — cash revenue		3.0%	0.5%		2.9%

Economic Gain is calculated by the Company as the gain on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other non-cash adjustments that may be required under GAAP accounting. Management generally considers Economic Gain to be an appropriate supplemental measure to gain on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community. The Economic Gain for each of the communities presented is estimated based on their respective final settlement statements. A reconciliation of Economic Gain for the six months ended June 30, 2005 to gain on sale in accordance with GAAP is presented on Attachment 13. For the one disposition that occurred subsequent to June 30, 2005, the Economic Gain of $29,900,000 represents a GAAP gain of $33,400,000 less accumulated depreciation of $3,500,000.

Initial Year Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months following the date of the buyer’s valuation, less estimates for non-routine allowance of approximately $225 — $300 per apartment home, divided by the gross sales price for the community. For this purpose, management’s projection of stabilized operating expenses for the community includes a management fee of approximately 2.5% — 3.5%. The Initial Year Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for the property. Buyers may assign different Initial Year Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses, including capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels. The weighted average Initial Year Market Cap Rate is weighted based on the gross sales price of each community.

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective Development or Redevelopment Community, or Development Right, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, all as determined in accordance with GAAP. With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management. Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount.

Attachment 14 (continued)

Leverage is calculated by the Company as total debt as a percentage of Total Market Capitalization. Total Market Capitalization represents the aggregate of the market value of the Company’s common stock, the market value of the Company’s operating partnership units outstanding (based on the market value of the Company’s common stock), the liquidation preference of the Company’s preferred stock and the outstanding principal balance of the Company’s debt. Management believes that Leverage can be one useful measure of a real estate operating company’s long-term liquidity and balance sheet strength, because it shows an approximate relationship between a company’s total debt and the current total market value of its assets based on the current price at which the company’s common stock trades. Changes in Leverage also can influence changes in per share results. A calculation of Leverage as of June 30, 2005 is as follows (dollars in thousands):

Total debt	$2,440,099

Common stock	5,921,052
Preferred stock	100,000
Operating partnership units	37,994
Total debt	2,440,099

Total market capitalization	8,499,145

Debt as % of capitalization	28.7%

Because Leverage changes with fluctuations in the Company’s stock price, which occurs regularly, the Company’s Leverage may change even when the Company’s earnings, interest and debt levels remain stable. Investors should also note that the net realizable value of the Company’s assets in liquidation is not easily determinable and may differ substantially from the Company’s Total Market Capitalization.

Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by outstanding secured debt as a percentage of total NOI generated by real estate assets. The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company. Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the six months ended June 30, 2005 is as follows (dollars in thousands):

NOI for Established Communities	$160,857
NOI for Other Stabilized Communities	30,808
NOI for Development/Redevelopment Communities	35,269
NOI for discontinued operations	2,592

Total NOI generated by real estate assets	229,526
NOI on encumbered assets	35,050

NOI on unencumbered assets	194,476

Unencumbered NOI	84.7%

Interest Coverage is calculated by the Company as EBITDA from continuing operations divided by the sum of interest expense and preferred dividends net of interest income. Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our liquidity to that of other companies. EBITDA is defined by the Company as net income before interest income and expense, income taxes, depreciation and amortization. Under this definition, which complies with the rules and regulations of the Securities and Exchange Commission, EBITDA includes gains on sale of assets and gains on sale of partnership interests.

Attachment 14 (continued)

A reconciliation of EBITDA and a calculation of Interest Coverage for the second quarter of 2005 are as follows (dollars in thousands):

Net income	$56,911
Interest income	(270)
Interest expense	32,379
Depreciation expense	40,202

EBITDA	$129,222

EBITDA from continuing operations	$101,165
EBITDA from discontinued operations	28,057

EBITDA	$129,222

EBITDA from continuing operations	$101,165

Interest expense	32,379
Interest income	(270)
Dividends attributable to preferred stock	2,175

Interest charges	34,284

Interest coverage	3.0

In the calculations of EBITDA above, EBITDA from discontinued operations includes $27,264,000 in gain on sale of communities.

Non-Revenue Generating Capex represents capital expenditures that will not directly result in revenue earnings or expense savings.

Stabilized/Restabilized Operations is defined as the earlier of (i) attainment of 95% physical occupancy or (ii) the one-year anniversary of completion of development or redevelopment.

Average Rent per Home, as calculated for certain Development and Redevelopment Communities in lease-up, reflects (i) actual average leased rents for those apartments leased through the end of the quarter net of estimated stabilized concessions, (ii) estimated market rents net of comparable concessions for all unleased apartments and (iii) includes actual and estimated other rental revenue. For Development and Redevelopment Communities not yet in lease-up, Average Rent per Home reflects management’s projected rents, including concessions equal to one-half month rent.

Unleveraged IRR on sold communities refers to the internal rate of return calculated by the Company considering the timing and amounts of (i) total revenue during the period owned by the Company and (ii) the gross sales price net of selling costs, offset by (iii) the undepreciated capital cost of the communities at the time of sale and (iv) total direct operating expenses during the period owned by the Company. Each of the items (i), (ii), (iii) and (iv) are calculated in accordance with GAAP.

The calculation of Unleveraged IRR does not include an adjustment for the Company’s general and administrative expense, interest expense, or corporate-level property management and other indirect operating expenses. Therefore, Unleveraged IRR is not a substitute for net income as a measure of our performance. Management believes that the Unleveraged IRR achieved during the period a community is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development or redevelopment, management and sale of the community, before the impact of indirect expenses and Company overhead. The Unleveraged IRR achieved on the communities as cited in this release should not be viewed as an indication of the gross value created with respect to other communities owned by the Company, and the Company does not represent that it will achieve similar Unleveraged IRRs upon the disposition of other communities. The weighted average Unleveraged IRR for sold communities is weighted based on all cash flows over the holding period for each respective community, including net sales proceeds.